                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 1)(1)


                             Titan Exploration Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Stock $0.1 Par Value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    888289105
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [X]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.888289105                                            Page 2 of 5 Pages


-------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.
     13-4064414
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

-------------------------------------------------------------------------------
3.   SEC USE ONLY



-------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
-------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               ----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               ----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               ----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
-------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     0
-------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]

-------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     0%
-------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*


     IA
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP No.888289105                                             Page 3 of 5 Pages
                                  SCHEDULE 13G

--------------------------------------------------------------------------------
Item 1(a).  Name of Issuer:


            Titan Exploration Inc.
--------------------------------------------------------------------------------
Item 1(b).  Address of Issuer's Principal Executive Offices:

            Titan Exploration Inc.
            500 West Texas Street, Suite 200
            Midland, TX 79701
--------------------------------------------------------------------------------
Item 2(a).  Name of Person Filing:


            Barbara Brooke Manning
--------------------------------------------------------------------------------
Item 2(b).  Address of Principal Business Office, or if None, Residence:


            787 Seventh Avenue, 34th Floor
            New York, NY 10019
--------------------------------------------------------------------------------
Item 2(c).  Citizenship:


            Delaware
--------------------------------------------------------------------------------
Item 2(d).  Title of Class of Securities:


            Common Stock $0.1 Par Value
--------------------------------------------------------------------------------
Item 2(e).  CUSIP Number:


            888289105
--------------------------------------------------------------------------------
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (e), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [_] Insurance company registered under Section 8 of the Investment Company Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [X]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


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CUSIP No.888289105                                           Page 4 of 5 Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:
          0
          ----------------------------------------------------------------------
     (b)  Percent of class:
          0%
          ----------------------------------------------------------------------
     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote  0
                                                         ---

          (ii)  Shared power to vote or to direct the vote  0
                                                           ---

          (iii) Sole power to dispose or to direct the disposition of  0
                                                                      ---

          (iv)  Shared power to dispose or to direct the disposition of  0
                                                                        ---

--------------------------------------------------------------------------------
Item 5.  Ownership of Five Percent or Less of a Class.


         Not Applicable
--------------------------------------------------------------------------------
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


         Not Applicable
-------------------------------------------------------------------------------
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.


         Not Applicable
-------------------------------------------------------------------------------
Item 8.  Identification and Classification of Members of the Group.


         Not Applicable
-------------------------------------------------------------------------------
Item 9.  Notice of Dissolution of Group.


         Not Applicable
-------------------------------------------------------------------------------
Item 10.  Certification.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."

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CUSIP No.888289105                                           Page 5 of 5 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        February 14, 2001
                                        ---------------------------------------
                                                        (Date)



                                        ---------------------------------------
                                                      (Signature)

                                        Barbara Brooke Manning
                                        First Vice President and
                                        Chief Compliance Officer
                                        ---------------------------------------
                                                      (Name/Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note. Schedules filed in paper format shall include a signed original and five copies of this schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. Section 1001).